UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2011 (February 11, 2011)

NATIONAL PENN BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	000-22537-01 (Commission File Number)	23-2215075 (IRS Employer Identification No.)

Philadelphia and Reading Avenues,
Boyertown, PA 19512
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 822-3321

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in National Penn Bancshares, Inc.’s (“National Penn”) Current Report on Form 8-K filed with the SEC on October 6, 2010, pursuant to the terms of the Investment Agreement, dated October 5, 2010, by and between National Penn and Warburg Pincus Private Equity X, L.P. (the “Investment Agreement”), Warburg Pincus Private Equity X, L.P. (“Warburg Pincus”) has the right to maintain a representative on the Board of Directors of National Penn (the “Board”) for so long as it beneficially owns 9.9% or more of National Penn’s outstanding shares of common stock.  Warburg Pincus is also entitled to designate an observer who may attend Board meetings for so long as Warburg Pincus beneficially owns 4.9% or more, but less than 9.9%, of National Penn’s outstanding shares of common stock.

Effective February 11, 2011, pursuant to the Investment Agreement, Michael Martin has been appointed to the Board as Warburg Pincus’s representative.  Mr. Martin has been named to the Executive and Nominating/Corporate Governance Committees of the Board.  Mr. Martin has also joined the board of directors of National Penn Bank and will serve on its Executive Committee.  Mr. Martin is entitled to receive compensation as a non-employee director in accordance with National Penn’s non-employee director compensation fee schedule in effect for 2011.  For 2011, Mr. Martin’s director compensation will be pro-rated from his date of appointment.

A copy of the press release announcing Mr. Martin’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits

(d)           Exhibits.

99.1	Press release issued on February 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Scott V. Fainor
Name:	Scott V. Fainor
Title:	President and CEO

Dated: February 14, 2011

EXHIBIT INDEX

Number	Description

99.1	Press release issued on February 11, 2011